Press Release For immediate release
Invesco Ltd. Announces February 28, 2021
Assets Under Management

Investor Relations Contact:    Aimee Partin    404-724-4248
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, March 9, 2021 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,391.5 billion, an increase of 1.8% versus previous month-end. Total net inflows were $11.2 billion. The firm achieved net long-term inflows of $5.3 billion this month. Non-management fee earning net inflows were $2.7 billion and money market net inflows were $3.2 billion. AUM was positively impacted by favorable market returns, which increased AUM by $13 billion. FX increased AUM by $0.4 billion. Preliminary average total AUM for the quarter through February 28 were $1,393.3 billion, and preliminary average active AUM for the quarter through February 28 were $1,008.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2021(a)	$1,391.5	$706.9	$300.5	$87.0	$117.5	$179.6
January 31, 2021	$1,367.1	$689.5	$300.6	$84.5	$114.3	$178.2
December 31, 2020	$1,349.9	$689.6	$296.4	$78.9	$108.5	$176.5
November 30, 2020	$1,294.0	$651.6	$291.2	$73.9	$104.4	$172.9
Active(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2021(a)	$1,008.2	$391.0	$262.2	$86.0	$117.5	$151.5
January 31, 2021	$993.8	$382.3	$263.5	$83.5	$114.3	$150.2
December 31, 2020	$979.3	$383.2	$259.4	$77.9	$108.5	$150.3
November 30, 2020	$946.7	$366.2	$254.3	$73.1	$104.4	$148.7
Passive(b)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

February 28, 2021(a)	$383.3	$315.9	$38.3	$1.0	$—	$28.1
January 31, 2021	$373.3	$307.2	$37.1	$1.0	$—	$28.0
December 31, 2020	$370.6	$306.4	$37.0	$1.0	$—	$26.2
November 30, 2020	$347.3	$285.4	$36.9	$0.8	$—	$24.2

(a)	Preliminary - subject to adjustment.
(b)	Passive AUM includes index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.

About Invesco Ltd.
Invesco Ltd. (Ticker NYSE: IVZ) is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. With offices in more than 20 countries, our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. For more information, visit www.invesco.com/corporate.

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